Exhibit 99.1

BLAST ENERGY SERVICES RESOLVES CLAIMS
ARISING FROM SEC INVESTIGATION

Houston, Texas - July 26, 2006 -Blast Energy Services (OTC: BESV) reported today that the Securities and Exchange Commission (SEC), as part of an agreed resolution of claims against the Company, has filed a civil complaint, consents, and proposed judgments against the company and two individuals in the US District Court for the Southern District of Texas. The complaint and proposed judgments resolve the SEC’s formal investigation relating to the Company’s reporting practices and public statements made in 2003. Without admitting or denying the allegations in the complaint, Blast agreed to a proposed final judgment that includes a permanent injunction against the Company from violating Section 10(b) of the Exchange Act of 1934 and Rule 10b-5 thereunder. The proposed final judgment does not assess any civil penalties against the Company. This settlement is subject to the approval of the court.

Since December 2003, the Company has taken several steps to address issues related to the SEC’s inquiries, including the termination and replacement of the previous CEO and COO. Two directors have resigned from our board and we have appointed a new CFO. The Company strengthened internal controls overall, particularly with respect to the public release of information and the recognition of revenue. The Company also conducted an internal investigation of the matters of concern to the SEC. As a result, the Company restated its second and third quarter financial statements from fiscal year 2003 to reverse all revenue related to the aforementioned period.